(MKS LOGO)

EXHIBIT 99.1

For Immediate Release

Contact: Seth H. Bagshaw
Vice President, Chief Financial Officer & Treasurer
Telephone: 978.645.5578

MKS Instruments Elects Gerald Colella as President

Andover, Mass., February 12, 2013 — MKS Instruments, Inc. (NASDAQ:MKSI), a global provider of technologies that enable advanced processes and improve productivity, today announced that its Board of Directors elected Gerald G. Colella to the position of President and Chief Operating Officer. He previously served as Vice President and Chief Operating Officer. Mr. Colella will continue to report to Leo Berlinghieri, who continues in his role as Chief Executive Officer.

Mr. Colella retains responsibility for all product groups, global sales and service, marketing, technology, and global business operations, including quality, manufacturing, and supply chain management.

Mr. Colella joined MKS in 1983. He has served as MKS’ Vice President and Chief Operating Officer since January 2010, after serving as our Vice President and Chief Business Officer since April 2005. He previously served in various capacities, including Acting Vice President, PRG Products; Vice President, Global Business and Service Operations; and in a number of roles within materials planning and logistics.

Leo Berlinghieri, Chief Executive Officer, said, “Jerry’s demonstrated skills in leading our talented management team have contributed greatly to MKS’ growth. The Board and I are pleased to recognize his leadership abilities and look forward to his continued contributions in this dynamic business environment.”

About MKS Instruments

MKS Instruments, Inc. is a global provider of instruments, subsystems and process control solutions that measure, control, power, monitor and analyze critical parameters of advanced manufacturing processes to improve process performance and productivity. Our products are derived from our core competencies in pressure measurement and control, materials delivery, gas composition analysis, control and information technology, power and reactive gas generation, and vacuum technology. Our primary served markets are manufacturers of capital equipment for semiconductor devices, and for other thin film applications including flat panel displays, solar cells, light emitting diodes, data storage media, and other advanced coatings. We also leverage our technology in other markets with advanced manufacturing applications including medical equipment, pharmaceutical manufacturing, energy generation and environmental monitoring.

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